Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-120866, No. 333-120867, No. 333-139539, No. 333-139543 and No. 333-188951 of Neenah Paper, Inc. on Form S-8 of our report dated June 16, 2017, with respect to the statements of net assets available for benefits of Neenah Paper, Inc. 401(k) Retirement Plan as of December 31, 2016 and 2015, the related statement of changes in net assets available for benefits for the year ended December 31, 2016, and the related Supplemental Schedule of Assets (Held at End of Year) as of December 31, 2016, appearing in this Annual Report on Form 11-K of Neenah Paper 401(k) Retirement Plan for year ended December 31, 2016.

/s/ Warren Averett, LLC
June 16, 2017